Exhibit 99.1

For more information:
Eric Miller
Intersections Inc.
703.488.6100
intxinvestorrelations@intersections.com

Intersections Inc. Reports Fourth Quarter and Full Year 2012 Earnings and Issues Full Year 2013 Guidance

CHANTILLY, VA – March 18, 2013– Intersections Inc. (NASDAQ: INTX) today announced financial results for the quarter and year ended December 31, 2012.  Revenue for the year ended December 31, 2012 was $349.2 million, as compared to $373.0 million for the year ended December 31, 2011.  Consolidated adjusted EBITDA before share related compensation and non-cash asset impairment charges for the year ended December 31, 2012 was $58.7 million, compared to $52.1 million for the year ended December 31, 2011.  Net income for the year ended December 31, 2012 was $19.7 million, as compared to $18.6 million for the year ended December 31, 2011.  Cash flow provided by operations for the year ended December 31, 2012 was $48.9 million.  Diluted earnings per share increased to $1.04 for the year ended December 31, 2012, from $0.97 for year ended December 31, 2011.

As of December 31, 2012, we had a cash balance of $25.6 million and $30.0 million of available borrowings under our revolving credit facility, which we recently amended to extend the maturity date to November 2015.  During the year ended December 31, 2012, we paid down the $20.0 million balance on our revolving credit facility.  In addition, on March 15, 2013, we paid an ordinary cash quarterly cash dividend of $0.20 per share of common stock, which represents our 11th consecutive ordinary quarterly dividend.  Based on the closing price on March 15, 2013 of $10.85 per share, our quarterly cash dividend represents an effective annual dividend yield of 7.4%.

Michael Stanfield, Chairman and Chief Executive Officer of Intersections commented, “We are pleased with the strength of our results in 2012, and remain confident in the value and quality of our products despite the significant reduction in marketing by our traditional financial services industry clients.  As a result of changes in the financial services marketplace, we are increasing our focus on non-financial institution clients, consumer direct marketing, and diversified business investments going forward and believe this will lead to a stronger, more diversified Intersections in the years to come.”

Fourth Quarter 2012 Financial Highlights:

•	Total subscribers decreased to approximately 4.5 million as of December 31, 2012 from 4.9 million as of December 31, 2011.

•	Total consolidated revenue for the fourth quarter of 2012 was $84.4 million compared to $94.1 million for the fourth quarter of 2011.

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Consolidated net income for the quarter ended December 31, 2012 was $1.6 million, or $0.08 per diluted share, compared to $4.2 million, or $0.22 per diluted share, for the quarter ended December 31, 2011.

•	Consolidated cash flow provided by operations for the quarter ended December 31, 2012, was approximately $10.3 million.

Full Year 2012 Financial Highlights:

•	Total consolidated revenue for the year ended December 31, 2012 was $349.2 million, compared to $373.0 million for the year ended December 31, 2011.

•	Consolidated net income for the year ended December 31, 2012 was $19.7 million, or $1.04 per diluted share, compared to $18.6 million, or $0.97 per diluted share, for the year ended December 31, 2011.

•	Consolidated cash flow provided by operations for the year ended December 31, 2012 was approximately $48.9 million.

Full Year 2013 Guidance:

Intersections is currently forecasting revenue in 2013 to be between 10 percent to 15 percent lower, and adjusted EBITDA in 2013 to be between 40% to 50% lower, as compared to 2012.  These forecasts take into account decreased revenue and earnings from business related to large financial institutions, an increase of over $4 million in marketing expenses in our consumer direct business, and a loss from operations of approximately $10 million from investments to develop new and diversified businesses and to continue product development in the identity and security arena.

As previously announced, Intersections' results for the fourth quarter and full year 2012 and a business update will be discussed in more detail on March 18, 2013 at 5:00 p.m. Eastern Time via teleconference. A live audio webcast will be available on Intersections' Web site at www.intersections.com. Participants are encouraged to go to the selected Web site at least 15 minutes in advance to register, download, and install any necessary audio software. This webcast will be archived and available for replay after the teleconference. Additionally, the call will be available for telephonic replay from 7:00 p.m. Eastern Time Monday, March 18, 2013 through Friday, March 22, 2013, at 888-286-8010, or if you are based internationally, at +1-617-801-6888 (Passcode: 79907590).

For additional commentary on Intersections’ fourth quarter and full year 2012 results please click on the 4th Quarter 2012 presentation link under the “Investor & Media” page of our website at www.intersections.com.

This earnings release presents several non-GAAP financial measures, which we believe are important to investors and we utilize in managing our business.  These non-GAAP financial measures should be reviewed in conjunction with the relevant GAAP financial measures and are not presented as alternative measures of operating income, operating margin, net income or earnings per share as determined in accordance with GAAP.  Intersections' Consolidated Financial Statements, "Other Data" and reconciliations of these non-GAAP financial measures to the most directly comparable GAAP financial measures and related notes can be found in the "GAAP and Non-GAAP Measures" link under the "Investor & Media" page on our website at www.intersections.com.

Statements in this press release relating to future plans, results, performance, expectations, achievements and the like are considered “forward-looking statements.”  Those forward-looking statements involve known and unknown risks and are subject to change based on various factors and uncertainties that may cause actual results to differ materially from those expressed or implied by those statements, including without limitation the effect of new subscriber additions.  Factors and uncertainties that may cause actual results to differ include but are not limited to the risks disclosed in the Company’s filings with the U.S. Securities and Exchange Commission.  The Company undertakes no obligation to revise or update any forward-looking statements.

About Intersections  (www.intersections.com)

Intersections Inc. (Nasdaq: INTX) is a leading provider of consumer identity risk management services.  Intersections provides various levels of service to more than 8.0 million consumers.  Those services are offered through North America's leading financial institutions and directly to consumers under Intersections’ award-winning Identity Guard® brand. Since 1996, Intersections has protected the identities of more than 35 million consumers.